UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☒	Soliciting Material Pursuant to § 240.14a-12

GENCO SHIPPING & TRADING LIMITED

(Name of Registrant as Specified in its Charter)

DIANA SHIPPING INC.

SEMIRAMIS PALIOU

SIMEON PALIOS

IOANNIS G. ZAFIRAKIS

MARIA DEDE

MARGARITA VENIOU

EVANGELOS SFAKIOTAKIS

MARIA-CHRISTINA TSEMANI

ANASTASIOS MARGARONIS

KYRIACOS RIRIS

APOSTOLOS KONTOYANNIS

ELEFTHERIOS PAPATRIFON

SIMON FRANK PETER MORECROFT

JANE SIH HO CHAO

JENS ISMAR

GUSTAVE BRUN-LIE

QUENTIN SOANES

PAUL CORNELL

CHAO SIH HING FRANCOIS

VICKTORIA POZIOPOULOU

STAR BULK CARRIERS CORP.

PETROS PAPPAS

HAMISH NORTON

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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As previously disclosed in filings made by Diana Shipping Inc. (“Diana”) with the Securities and Exchange Commission, on March 6, 2026, Diana presented a revised proposal to the board of directors of Genco Shipping & Trading Limited (“Genco”) to acquire all of the outstanding common shares of Genco not already owned by Diana for $23.50 per share. In connection with the submission of the revised proposal, Diana entered into a definitive agreement with Star Bulk Carriers Corp. (“Star Bulk”) for Star Bulk to acquire 16 Genco vessels for $470.5 million in cash upon, and subject to, completion of Diana’s acquisition of Genco.

On May 1, 2026, Lloyd’s List published the below article authored by Nigel Lowry based on an interview of Petros Pappas, the Chief Executive Officer of Star Bulk. Consent to use this article was not sought or obtained from Lloyd’s List or Mr. Lowry.

Star Bulk breaks its silence on Genco battle

•	Genco share is riding high only while the company is ‘in play’, Pappas tells Lloyd’s List

•	Investors who believe in dry bulk propspects can sell their Genco shares and acquire any other bulker company at a discount, argues Star Bulk chief

•	Diana ‘can be depended on’ to honour its offer if alternate slate of directors wins the day

•	01 May 2026

•	Interviews

Nigel Lowry; nigel@lowry.gr

Petros Pappas-led dry bulk giant, which is partnering with Diana Shipping in its bid to take over Genco, received a similar brush-off from Genco last year, it emerges.

INTERVIEW

Pappas: ‘The only question that matters is: is $23.50 per share in cash, worth engaging on? The answer, in our view, is self-evidently yes.’

AMID the scattergun pattern of jibes traded between Genco Shipping & Trading and its would-be suitor Diana Shipping in recent weeks, perhaps the most persistent has been Diana’s complaint that Genco’s board has not engaged with it.

According to the Greece-based dry bulk owner, its larger US-headquartered peer has continued giving it a cold shoulder even after Diana hiked its all-cash offer for Genco to $23.50 per share.

That Diana happens to already be Genco’s largest shareholder, with a stake of about 14.8%, adds a little extra snap to the criticism.

Now, Lloyd’s List has learnt that Star Bulk Carriers, which is now joining the proxy fight as an ally of Diana, met an almost identical response when it made a previously unreported approach of its own to merge with Genco last year.

Learning that Star Bulk, currently the largest US-listed dry bulk shipping company, has “from time to time” explored a potential transaction with Genco should not come as any great surprise.

Consolidation record

It has a track record of consolidation in its sector, folding several different dry bulk fleets into its operation over the years.

The most recent of these, its $2.7bn all-stock merger with New York-based Eagle Bulk, was completed two years ago and over the next 15 months realised about $50m in annualised synergies and savings.

The Petros Pappas-helmed bulker owner made its most recent approach in mid-2025 with an offer that it claims was at a premium to Genco’s trading price at the time.

It differed from the offer subsequently launched by Diana in that Star Bulk’s pitch was made using a combination of cash and shares.

Star Bulk’s Pappas says that merger talks went nowhere as “Genco’s board of directors and management chose not to engage with us.”

Genco affirmed to Lloyd’s List that last July it received an offer from Star Bulk that was equivalent to about $16 per share made up of 85% Star Bulk stock and 15% cash.

That proposal “represented a more than 20% discount to Star Bulk’s own calculation of Genco’s NAV [net asset value] at the time without a control premium” and was rejected as “inadequate”, Genco said in a statement.

Having received a similar brush-off to the one that Diana has complained of, it is somewhat ironic that Star Bulk has returned to the fray as Diana tapped it to add firepower to its bid to acquire Genco.

In increasing its offer, Semiramis Paliou-led Diana felt that it made sense to bring in a strategic partner to acquire a portion of the fleet and reduce its leverage at closing.

Even if Diana had been unaware of its previous interest in Genco, Star Bulk would have ticked all the boxes for the role.

The company has extensive experience in successful M&A transactions, a high reputation for transparency and a solid pedigree in partnering.

As of the end of 2025, Star Bulk had about $500m in cash, 27 unencumbered vessels with an aggregate market value of about $630m and about $110m of undrawn credit lines.

Pursuant to Diana’s improved cash offer for Genco, which is backed by $1.4bn of committed financing, Star Bulk has agreed to acquire 16 out of the Genco fleet of 44 bulkers for a purchase price of $470.5m if Diana succeeds in acquiring Genco.

Genco has been vocal about how good the deal may be for Star Bulk, suggesting that shareholders should be concerned that Diana’s proposal would allow Star Bulk to benefit by acquiring the ships “at a discount of more than 14% to their market value”.

Since Genco rejected Diana’s offer as undervaluing the company, rhetoric has escalated. Diana is now aiming to oust the present board and replace it with its own slate of shipping industry veterans that it has recommended to fellow shareholders.

Shareholders face a defining choice

Genco, that has not so far announced the date of what will be a crucial annual general meeting, has sought to frame the choice for shareholders as between the management they know and an alternate group with an unknown agenda.

It insists that shareholders are not being asked to vote on the offer itself but on who they want on their board of directors.

The inference is partly that the offer could be amended or dropped after a change of board.

But in an interview with Lloyd’s List, Pappas said that this was “a deliberate distraction.” Breaking Star Bulk’s silence on the matter until now, he said: “There should be no doubt about the viability or seriousness of Diana’s offer, and it has our full support. Diana is a respectable, long-standing company that can be depended on to honour a promise,” he said.

“The question is not ‘do you trust Diana’s management to run your company?’” “Genco shareholders will not become Diana shareholders. They will receive $23.50 in cash and walk away. The subsequent fate of the fleet should be irrelevant to the value they crystallise at closing. The only question that matters is: is $23.50 per share in cash, that is approximately equal to NAV, worth engaging on? The answer, in our view, is self-evidently yes.”

According to Pappas, that bulker values are at a near 10-year high is a key metric in evaluating the offer. Moreover, the dry bulk peer group is generally trading at substantial discounts to NAV.

“If shareholders believe in the prospects of the dry bulk sector, they can sell their Genco shares to Diana for cash and acquire any other dry bulk company — including ours — at a substantial discount to NAV, capturing an immediate arbitrage,” Pappas said.

He also argues that Genco shares are only trading at around NAV for one reason. “Several months ago, it was trading at a 30% discount — or even more at times. Why has that changed? Because Genco is in play,” he said.

“If the sale does not take place, Genco shareholders risk the share price dropping and a reversion to that discount. Just look at Genco’s share price and count how many days in the last 10 years it has traded above $23.50. Since January 1, 2016, Genco’s share price has traded above $23.50 a mere 50 days.”

Genco has branded Diana’s offer as unequivocally below NAV and dismissed it as failing to capture the company’s value going forward. It has also disparaged Diana’s performance of producing returns compared to its own track record.

According to the logic espoused by Diana and Star Bulk, each company’s respective record would seem irrelevant, but that did not stop Pappas from taking a swing at Genco’s own performance.

“Genco has systematically underperformed Star Bulk on operating costs and earnings per vessel,” he said. Taking into account time charter equivalent earnings on one hand and in the other column operating expenses, G&A expenses, drydocking costs and share-based compensation for executives, Star Bulk generated more than $2,400 per vessel per day above Genco on an unlevered basis, claimed Pappas. “For a 45-vessel fleet, that is approximately $38m per year in value that Genco’s management fails to deliver.”

Genco, meanwhile, highlighted the disparity between the performance of the two shares, with “many sell-side analysts showing that Genco is trading at a premium valuation relative to Star Bulk”.

Its decision to reject Star Bulk’s offer last year had “been proven correct”, it said. Genco shares closed at $24.24 on April 30, 2026.

Governance clash deepens

Pappas acknowledged that Genco “for years positioned itself as a beacon of good corporate governance” in the shipping sector.

“Then, within 12 months, they implemented a poison pill without shareholder approval, amended it unilaterally to lower the triggering threshold, ousted the independent chairman and handed the role to the chief executive, concentrating power in a single individual. If this is considered good corporate governance, I would hate to see bad governance.”

In Pappas’ eyes, recently adopted executive compensation plans deserved “particular scrutiny.” Although Genco has been cagey about the plan, details disclosed in its proxy statement last week showed that four named executive officers stand to receive about $27m in total if shareholders vote for a board change or acquisition of the company.

In more than five months since Diana launched its offer, the Genco board had not taken a single meeting with Diana, said Pappas. “Instead, the board has taken actions designed to entrench itself.”

“Based on our own prior experience with Genco, we cannot help but wonder whether Genco’s board and management are appropriately focused on maximising shareholder value or if their priorities lie elsewhere.”

Genco and Diana have quarrelled openly about the merits of the offer price in relation to valuations of NAV.

Star Bulk said that it recently identified a mistake in an analyst’s assumptions leading to a higher NAV estimate for Genco than given by other analysts.

“After we flagged the error, the analyst revised his estimate, lowering it by more than $2 per share,” said Pappas.

For its trouble, Star Bulk received “a letter threatening us for having raised the error with the analyst”, Pappas said. “Genco’s board should welcome accurate analysis of the company,” he argued.

“Despite our economic interest in seeing Diana acquire Genco, Star Bulk had up to now remained on the side lines and had not involved itself in Diana’s proxy fight. But this troubling pattern of behaviour by Genco’s board and management, including its attempt to silence Star Bulk, has led us to join in Diana’s proxy fight and come out in full-throated support of Diana’s slate of directors.”

According to Genco,  its own board is “committed to creating shareholder value and will continue taking actions that are in the best interest of Genco shareholders”.

Scale matters

Scale has always mattered to Star Bulk and doing the Genco deal with Diana, seizing the opportunity to acquire 16 vessels in a single transaction, appears attractive.

All the vessels earmarked for Star Bulk are already on the water and would contribute immediately to the company’s cashflow.

They would expand an existing 141-vessel fleet to 157 bulkers of 15.9m dwt. The ratio of the capesize contingent to the whole fleet would be enhanced but so, too, would the company’s exposure to minor bulks.

“This transaction is different because our acquisition of the vessels is conditioned upon Diana’s successful acquisition of Genco, whereas in prior transactions we acquired target companies independently,” Pappas noted.

“However, the underlying logic is identical: acquire vessels, integrate them into our low-cost platform and pursue attractive returns.”

He noted that Genco some weeks ago said that it would make better sense for it to acquire Diana, rather than vice-versa, conferring benefits of scale, a stronger financial position, greater market capitalisation and improved valuation and liquidity.

In his view, the same logic should have applied to a Star Bulk-Genco merger as his company proposed last year. “Yet they never engaged,” he said.

Pappas emphasised that “Genco’s future ultimately belongs to its shareholders”.

“If Diana’s nominees are elected, I expect that they will act as independent directors — they are not agents of Diana,” he said. “ I would expect the new Genco directors to do the right thing and evaluate all options. I think transparency in that process is critical. If there is a better alternative out there, tell the shareholders about it.”

At any rate, Star Bulk has no plans to acquire Genco shares itself, Pappas said.

“Our interest in this transaction is to acquire 16 vessels if Diana is successful in its acquisition of Genco,” he underlined.

* * *

About Diana Shipping Inc.

Diana Shipping Inc. (“Diana”) (NYSE: DSX) is a global provider of shipping transportation services through its ownership and bareboat charter-in of dry bulk vessels. Diana’s vessels are employed primarily on short to medium-term time charters and transport a range of dry bulk cargoes, including such commodities as iron ore, coal, grain and other materials along worldwide shipping routes.

About Star Bulk Carriers Corp.

Star Bulk Carriers Corp. (“Star Bulk”) is a global shipping company providing worldwide seaborne transportation solutions in the dry bulk sector. Star Bulk’s vessels transport major bulks, which include iron ore, minerals and grain, and minor bulks, which include bauxite, fertilizers and steel products. Star Bulk was incorporated in the Marshall Islands on December 13, 2006 and maintains executive offices in Athens, New York, Stamford and Singapore.

Cautionary Statement Regarding Forward-Looking Statements

Matters discussed in this communication and other statements made by Diana or Star Bulk, as applicable, may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements regarding the intent, beliefs, expectations, objectives, goals, future events, performance or strategies and other statements of Diana, Star Bulk or their respective management teams, which are other than statements of historical facts.

Diana and Star Bulk desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. These forward-looking statements relate to, among other things, Diana’s proposal to acquire Genco and the anticipated benefits of such a transaction, and Diana’s ability to finance such transaction. Forward looking statements can be identified by words such as “believe,” “will,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements.

The forward-looking statements in this press release and in other statements made by Diana or Star Bulk, as applicable, are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in Diana’s or Star Bulk’s records, Genco’s public filings and disclosures and data available from third parties. Although Diana or Star Bulk, as applicable, believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond their control, Diana or Star Bulk, as applicable, cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

The forward-looking statements in this communication are based on current expectations, assumptions, and estimates, and are subject to numerous risks and uncertainties. These include, without limitation, risks relating to: (i) the possibility that the proposed transaction may not proceed; (ii) the ability to obtain regulatory or shareholder approvals, if required; (iii) the risk that Genco’s Board of Directors or management may continue to oppose the proposal or not respond to further attempted engagement by Diana; (iv) failure to realize anticipated benefits of the transaction; (v) changes in the financial or operating performance of Diana, Star Bulk or Genco; and (vi) general economic, market, and industry conditions. These and other risks are described in documents filed by Diana with, or furnished by Diana to, the U.S. Securities and Exchange Commission (“SEC”), including its Annual Report on Form 20-F for the fiscal year ended December 31, 2025, and its other subsequent documents filed with, or furnished to, the SEC, and are described in documents filed by Star Bulk with, or furnished by Star Bulk to, the SEC, including its Annual Report on Form 20-F for the fiscal year ended December 31, 2025, and its other subsequent documents filed with, or furnished to, the SEC. Neither Diana nor Star Bulk undertake any obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Important Additional Information and Where to Find It

Diana and certain other Participants (as defined below) have filed a preliminary proxy statement and accompanying GOLD universal proxy card with the SEC to be used to solicit proxies for, among other matters, the election of Diana’s director nominees to the board of directors of Genco at Genco’s 2026 Annual Meeting, the passage of Diana’s proposal to repeal, at Genco’s 2026 Annual Meeting, by-laws of Genco not publicly disclosed by Genco on or prior to August 28, 2025 and a proposal that the board of directors of Genco conduct a process to explore strategic alternatives (such preliminary proxy statement and the accompanying universal GOLD proxy card are available here).

Promptly after the filing of a definitive proxy statement with the SEC, Diana expects to mail or otherwise send the Participants’ definitive proxy statement and accompanying universal GOLD proxy card to each Genco shareholder entitled to vote at the 2026 Annual Meeting. Shareholders of Genco are strongly advised to read the Participants’ proxy statement and other proxy materials, including the accompanying GOLD proxy card, as they become available because they will contain important information. The Participants’ proxy statement and other proxy materials, when filed, will be available at no charge on the SEC’s website at www.sec.gov.

Certain Information Regarding Participants in the Solicitation

The participants in the proxy solicitation (the “Participants”) are Diana; Semiramis Paliou, Director and Chief Executive Officer of Diana; Simeon Palios, Director and Chairman of Diana; Ioannis G. Zafirakis, Director and President of Diana; Maria Dede, co-Chief Financial Officer and Treasurer of Diana; Margarita Veniou, Chief Corporate Development, Governance & Communications Officer and Secretary of Diana; Evangelos Sfakiotakis, Chief Technical Investment Officer of Diana; Maria-Christina Tsemani, Chief People and Culture Officer of Diana; Anastasios Margaronis, Director of Diana; Kyriacos Riris, Director of Diana; Apostolos Kontoyannis, Director of Diana; Eleftherios Papatrifon, Director of Diana; Simon Frank Peter Morecroft, Director of Diana; and Jane Sih Ho Chao, Director of Diana; Diana’s nominees, Jens Ismar, Gustave Brun-Lie, Quentin Soanes, Paul Cornell, Chao Sih Hing Francois, and Vicky Poziopoulou; Star Bulk Carriers Corp. (“Star Bulk”); Petros Pappas, Director and Chief Executive Officer of Star Bulk; and Hamish Norton, President of Star Bulk.

As of the date hereof, Diana is the beneficial owner of 6,413,151, representing approximately 14.8% of the outstanding shares of common stock of Genco. As of the date hereof, none of Semiramis Paliou, Simeon Palios, Ioannis G. Zafirakis, Maria Dede, Margarita Veniou, Evangelos Sfakiotakis, Maria-Christina Tsemani, Anastasios Margaronis, Kyriacos Riris, Apostolos Kontoyannis, Eleftherios Papatrifon, Simon Frank Peter Morecroft, Jane Sih Ho Chao, Jens Ismar, Gustave Brun-Lie, Quentin Soanes, Paul Cornell, Chao Sih Hing Francois, Vicky Poziopoulou, Star Bulk, Petros Pappas, or Hamish Norton beneficially owns any Genco common stock. On March 6, 2026, Diana submitted a revised proposal to acquire all of the outstanding shares of Genco common stock it did not own for $23.50 per share in cash.